Exhibit 99.1

Piedmont Office Realty Trust Reports Second Quarter Results
ATLANTA, August 1, 2013 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter ended June 30, 2013.
Highlights for the three months ended June 30, 2013:

•	Achieved Core Funds From Operations ("CFFO") of $0.35 per diluted share;

•	Completed 738,000 square feet of leasing;

•	Increased from 85% leased as of June 30, 2012 to 86.4% leased as of June 30, 2013;

•	Disposed of one opportunistic investment resulting in a gain of $16.3 million, or $0.10 per diluted share, for the quarter;

•	Issued $350 million of 3.40% senior notes due 2023 (the "Senior Notes");

•
Repurchased approximately 1.0 million shares of its common stock during the quarter, bringing the total shares repurchased since inception of the program to 6.5 million shares at an average price of $16.93.

Donald A. Miller, CFA, President and Chief Executive Officer stated, "The second quarter was a solid quarter for us. We successfully executed on our inaugural bond issuance at a desirable interest rate, completed a round-trip on a value-add project, recognizing a nice gain on the sale, and repurchased more shares of our stock at an attractive price, all positive contributions that lay the groundwork for future growth. Leasing remained lighter than we would have liked during the quarter, but activity has picked up noticeably headed into third quarter, which bodes well for the remainder of the year.”

Results for the three months ended June 30, 2013

Piedmont's net income available to common stockholders for the second quarter of 2013 was $35.4 million, or $0.21 per diluted share, as compared with $30.7 million, or $0.18 per diluted share, for the second quarter of 2012. The current quarter results include a gain of $16.3 million, or $0.10 per diluted share, associated with the sale of 1200 Enclave whereas the second quarter of 2012 included $10.0 million, or $0.06 per diluted share, in gain on sale associated with the sale of 26200 Enterprise Way. Income from continuing operations was $0.11 per diluted share for the three months ended June 30, 2013, as compared to $0.12 per diluted share for the three months ended June 30, 2012, primarily reflecting increased interest expense associated with higher outstanding debt balances during the current quarter as a result of property acquisitions, and higher depreciation expense related to increased capital expenditures over the last twelve months. These increases were partially offset by insurance recoveries in the current period related to litigation settlement expense and casualty losses incurred in prior periods.
Revenues for the quarter ended June 30, 2013 were $134.8 million, as compared with $131.7 million for the same period a year ago, primarily reflecting increased revenue associated with the acquisition of two additional properties during the first quarter of 2013 as well as the commencement of several significant leases over the previous twelve months, offset by the loss of revenue associated with the expiration of a 330,000 square foot lease in the Company's Washington, D.C. portfolio in March.

Property operating costs were $53.0 million for the quarter ended June 30, 2013, which was comparable to the prior period of $52.5 million. General and administrative expense was $6.3 million for the current quarter as compared to $4.9 million for the quarter ended June 30, 2012, reflecting decreased legal, tax, and bad debt recoveries in the current quarter as compared to the second quarter of the prior year.
Funds From Operations ("FFO") for the current quarter totaled $61.4 million, or $0.37 per diluted share, as compared with $60.3 million, or $0.35 per diluted share, for the quarter ended June 30, 2012. The current quarter includes $3.6 million, or approximately $0.02 per diluted share, in insurance recoveries related to litigation settlement expense and casualty losses incurred in prior periods.

Core FFO, which excludes transaction costs associated with two acquisitions made during the first quarter and the insurance recoveries mentioned above, totaled $57.9 million, or $0.35 per diluted share, for the current quarter, as compared to $60.4 million, or $0.35 per diluted share, for the quarter ended June 30, 2012, reflecting an approximate 4.5 million reduction in weighted average shares outstanding as a result of shares repurchased over the previous twelve months pursuant to the Company's stock repurchase program.

Adjusted FFO (“AFFO”) for the second quarter of 2013 totaled $33.6 million, or $0.20 per diluted share, as compared to $36.2 million, or $0.21 per diluted share, in the second quarter of 2012, reflecting the activity discussed above and a $0.6 million increase in capital expenditures associated with re-tenanting certain properties.

Leasing Update

During the second quarter of 2013, the Company executed approximately 738,000 square feet of leasing throughout its markets. Of the leases signed during the quarter, approximately 491,000 square feet, or 67%, was renewal-related and 247,000 square feet, or 33%, was with new tenants.

Same store net operating income (on a cash basis) for the quarter was $71.0 million, a 1.3% decrease from the prior year amount, primarily as a result of the expiration of a 330,000 square foot lease in the Company's Washington, D.C. portfolio during March. As of June 30, 2013, the Company had approximately 0.4 million square feet of signed leases that have yet to commence for vacant spaces and an additional 1.6 million square feet of commenced leases that were in some form of abatement.

The Company's overall portfolio increased from 85.0% leased a year ago to 86.4% leased as of June 30, 2013, with a weighted average lease term remaining of approximately 7.0 years. The stabilized portfolio was 89.3% leased as of June 30, 2013 as compared to 88.1% leased as of June 30, 2012. Details outlining Piedmont's significant upcoming lease expirations and the status of current leasing activity can be found in the Company's quarterly supplemental information package.
Capital Markets, Financing and Other Activities
As previously announced, Piedmont disposed of 1200 Enclave Parkway during the three months ended June 30, 2013, for approximately $48.8 million, or $326 per square foot, resulting in a gain of $16.3 million, or $0.10 per diluted share. Piedmont acquired this property in early 2011 for $18.5 million. The 150,000 square foot building was constructed in 1999 and was approximately 18% leased when acquired. During 2012, the Company completed two leases with Schlumberger Technology Corporation which effectively leased 97% of the building to a credit-worthy tenant through 2024. The sale was completed on May 1, 2013.

Also as previously announced, during the quarter ended June 30, 2013, Piedmont's operating partnership, Piedmont Operating Partnership, LP, issued and subsequently registered $350 million of 3.40% Senior Notes due 2023. The Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company. The net proceeds from the offering were used during quarter to repay draws under the Company's $500 million line of credit incurred primarily as a result of two property acquisitions made in the first quarter of 2013.

Additionally, during the quarter, the Company purchased 1.0 million shares of its common stock at an average price of $17.42 per share, bringing the total stock repurchased through June 30, 2013 under the Company's $300 million stock repurchase program to 6.5 million shares at an average purchase price of $16.93 per share.

Piedmont's gross assets amounted to $5.5 billion as of June 30, 2013. Total debt was approximately $1.7 billion as of June 30, 2013 as compared to $1.4 billion as of December 31, 2012. The Company's total debt-to-gross assets ratio was 31.0% as of June 30, 2013 as compared with 27.2% as of December 31, 2012. Net debt to annualized core EBITDA ratio was 5.6 x and the Company`s fixed charge coverage ratio was 4.2 x. As of June 30, 2013, Piedmont had cash and capacity on its unsecured line of credit of approximately $418.1 million.

Subsequent to Quarter End

Dividend

On July 31, 2013, the Board of Directors of Piedmont declared a dividend for the third quarter of 2013 in the amount of $0.20 per common share outstanding to stockholders of record as of the close of business on August 30, 2013. Such dividends are to be paid on September 20, 2013.
Guidance for 2013
Based on management's expectations, the Company narrowed its financial guidance for full-year 2013 to the upper end of its previously published range as follows:

	Low		High
Net Income	$80	-	88 Million
Add: Depreciation and Amortization	$165	-	170 Million
Deduct: Estimated Insurance Recoveries	$10	-	15 Million
Core FFO	$235	-	243 Million
Core FFO per diluted share	$1.40	-	$1.45

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections such as the move out of two governmental tenants and the decrease in net operations as a result of the sale of seven assets during 2012. This annual guidance includes the continued repositioning of the portfolio with estimated dispositions and acquisitions approximating $300 million and $400 million, respectively, during 2013. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio webcast for Friday, August 2, 2013 at 10:00 A.M. Eastern daylight time ("EDT"). The live audio webcast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (888) 438-5491 for participants in the United States and Canada and (719)457-2648 for international participants. The passcode is 3123963. A replay of the conference call will be available from 1:00 pm EDT on August 2, 2013 until 1:00 pm EDT on August 16, 2013, and can be accessed by dialing (888)203-1112 for participants in the United States and Canada and (719)457-0820 for international participants, followed by passcode 3123963. A webcast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio webcast and conference call, the Company's management team will review second quarter 2013 performance, discuss recent events and conduct a question-and-answer period.
Supplemental Information
Quarterly Supplemental Information as of and for the period ended June 30, 2013 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.
About Piedmont Office Realty Trust
Piedmont Office Realty Trust, Inc. (NYSE: PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New York, Los Angeles, Boston, and Dallas. As of June 30, 2013, Piedmont's 74 wholly-owned office buildings were comprised of nearly 21 million rentable square feet. The Company is headquartered in Atlanta, GA, with local management offices in each of its major markets. Piedmont is investment-grade rated by Standard & Poor's and Moody's and has maintained a low-leverage strategy while acquiring and disposing of properties during its fifteen year operating history. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the impact that the Company`s current quarter achievements will have on future growth, the Company's expected leasing pipeline and estimated range of Net Income, Depreciation and Amortization, Insurance Recoveries, Core FFO and Core FFO per diluted share for the year ending December 31, 2013.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing the Company's business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of the Company's real estate strategies and investment objectives, including the Company's ability to identify and consummate suitable acquisitions; lease terminations or lease defaults, particularly by one of the Company's large lead tenants; the impact of competition on the Company's efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates, particularly in Chicago, Washington, D.C., and the New York metropolitan area; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect the Company and could cause the Company to recognize impairment charges or otherwise impact the Company's performance; availability of financing and the Company's lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of the Company's governmental tenants; the Company may be subject to litigation, which could have a material adverse effect on the Company's financial condition; the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2012, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)
	June 30, 2013	December 31, 2012
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$666,469	$629,536
Buildings and improvements	4,001,821	3,792,035
Buildings and improvements, accumulated depreciation	(933,167)	(883,957)
Intangible lease asset	135,748	122,685
Intangible lease asset, accumulated amortization	(69,089)	(67,940)
Construction in progress	19,945	20,373
Total real estate assets	3,821,727	3,612,732
Investments in unconsolidated joint ventures	37,631	37,226
Cash and cash equivalents	10,500	12,957
Tenant receivables, net of allowance for doubtful accounts	28,618	25,038
Straight line rent receivable	130,591	122,299
Due from unconsolidated joint ventures	472	463
Restricted cash and escrows	392	334
Prepaid expenses and other assets	17,404	13,022
Goodwill	180,097	180,097
Interest rate swaps	19,600	1,075
Deferred financing costs, less accumulated amortization	8,624	6,454
Deferred lease costs, less accumulated amortization	267,646	243,178
Total assets	$4,523,302	$4,254,875
Liabilities:
Line of credit and notes payable	$1,709,146	$1,416,525
Accounts payable, accrued expenses, and accrued capital expenditures	118,076	127,263
Deferred income	18,693	21,552
Intangible lease liabilities, less accumulated amortization	43,410	40,805
Interest rate swaps	4,017	8,235
Total liabilities	1,893,342	1,614,380
Stockholders' equity :
Common stock	1,667	1,676
Additional paid in capital	3,667,973	3,667,051
Cumulative distributions in excess of earnings	(1,057,534)	(1,022,681)
Other comprehensive income/(loss)	16,245	(7,160)
Piedmont stockholders' equity	2,628,351	2,638,886
Non-controlling interest	1,609	1,609
Total stockholders' equity	2,629,960	2,640,495
Total liabilities and stockholders' equity	$4,523,302	$4,254,875
Net Debt (Debt less cash and cash equivalents and restricted cash and escrows)	1,698,254	1,403,234
Total Gross Assets (1)	5,525,558	5,206,772
Number of shares of common stock outstanding at end of period	166,681	167,556
(1) Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012
Revenues:
Rental income	$110,005	$104,241	$218,026	$208,241
Tenant reimbursements	24,275	26,785	49,927	53,298
Property management fee revenue	513	626	1,144	1,199
Total revenues	134,793	131,652	269,097	262,738

Expenses:
Property operating costs	53,009	52,548	105,901	104,238
Depreciation	30,766	27,230	60,186	54,082
Amortization	11,305	11,316	20,422	23,930
General and administrative	6,288	4,864	10,837	10,122
Total operating expenses	101,368	95,958	197,346	192,372

Real estate operating income	33,425	35,694	71,751	70,366

Other income (expense):
Interest expense	(18,228)	(15,943)	(34,601)	(32,480)
Interest and other income (expense)	(71)	285	(1,348)	382
Litigation settlement recovery	1,250	—	1,250	—
Net recoveries of casualty loss	2,303	—	2,142	—
Equity in income of unconsolidated joint ventures	163	246	558	416
Total other income (expense)	(14,583)	(15,412)	(31,999)	(31,682)

Income from continuing operations	18,842	20,282	39,752	38,684

Discontinued operations:
Operating income	262	422	409	1,421
Impairment loss	—	—	(6,402)	—
Gain on sale of real estate assets	16,258	10,008	16,258	27,838
Income/(loss) from discontinued operations	16,520	10,430	10,265	29,259

Net income	35,362	30,712	50,017	67,943

Less: Net income attributable to noncontrolling interest	(4)	(4)	(8)	(8)

Net income attributable to Piedmont	$35,358	$30,708	$50,009	$67,935

Weighted average common shares outstanding - diluted	167,714	172,209	167,737	172,520

Per Share Information -- diluted:
Income from continuing operations	$0.11	$0.12	$0.24	$0.22
Income from discontinued operations	$0.10	$0.06	$0.06	$0.17
Net income available to common stockholders	$0.21	$0.18	$0.30	$0.39

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012
Net income attributable to Piedmont	$35,358	$30,708	$50,009	$67,935

Depreciation (1) (2)	30,969	28,033	60,855	55,842
Amortization (1)	11,350	11,539	20,570	24,379
Impairment loss on real estate assets	—	—	6,402	—
Gain on sale of real estate assets (1)	(16,258)	(10,008)	(16,258)	(27,838)
Funds from operations*	61,419	60,272	121,578	120,318

Acquisition costs	70	84	1,314	81
Litigation settlement recovery	(1,250)	—	(1,250)	—
Net recoveries of casualty loss (1)	(2,320)	—	(2,159)	—
Core funds from operations*	57,919	60,356	119,483	120,399

Deferred financing cost amortization	643	590	1,237	1,392
Amortization of discount on Senior Notes and swap settlements	7	—	7	—
Depreciation of non real estate assets	105	108	203	201
Straight-line effects of lease revenue (1)	(5,547)	(5,477)	(9,579)	(7,042)
Stock-based and other non-cash compensation expense	176	289	770	623
Net effect of amortization of below-market in-place lease intangibles(1)	(1,245)	(1,785)	(2,310)	(3,316)
Acquisition costs	(70)	(84)	(1,314)	(81)
Non-incremental capital expenditures (3)	(18,367)	(17,781)	(38,287)	(25,847)
Adjusted funds from operations*	$33,621	$36,216	$70,210	$86,329

Weighted average common shares outstanding - diluted	167,714	172,209	167,737	172,520

Funds from operations per share (diluted)	$0.37	$0.35	$0.72	$0.70
Core funds from operations per share (diluted)	$0.35	$0.35	$0.71	$0.70
Adjusted funds from operations per share (diluted)	$0.20	$0.21	$0.42	$0.50

(1) Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012

Net income attributable to Piedmont	$35,358	$30,708	$50,009	$67,935

Net income attributable to noncontrolling interest	4	4	8	8
Interest expense	18,228	15,943	34,601	32,480
Depreciation (1)	31,074	28,141	61,058	56,043
Amortization (1)	11,350	11,539	20,570	24,379
Acquisition costs	70	84	1,314	81
Impairment loss	—	—	6,402	—
Litigation settlement recovery	(1,250)	—	(1,250)	—
Net recoveries of casualty loss	(2,320)	—	(2,159)	—
Gain on sale of properties (1)	(16,258)	(10,008)	(16,258)	(27,838)
Core EBITDA*	76,256	76,411	154,295	153,088

General & administrative expenses(1)	6,410	4,866	11,019	10,184
Management fee revenue	(513)	(626)	(1,144)	(1,199)
Interest and other (income)/expense	(12)	(389)	9	(484)
Straight line rent adjustment(1)	(5,547)	(5,477)	(9,579)	(7,042)
Net effect of amortization of below-market in-place lease intangibles(1)	(1,245)	(1,785)	(2,310)	(3,316)
Property Net Operating Income (cash basis)*	75,349	73,000	152,290	151,231

Acquisitions	(3,680)	—	(4,516)	—
Dispositions	(107)	(496)	(51)	(2,168)
Unconsolidated joint ventures	(597)	(598)	(1,341)	(1,188)

Same Store NOI (cash basis)*	$70,965	$71,906	$146,382	$147,875

Change period over period in same store NOI	(1.3)%	N/A	(1.0)%	N/A

Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(2)	4.2
Annualized Core EBITDA (Core EBITDA x 4)	$305,024

(1) Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.